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                                                                   Exhibit 99.33
                                                                   -------------

THE OPTIONS TO BE RECEIVED UPON THE EXECUTION HEREOF, AND THE SHARES ISSUABLE UPON EXERCISE OF THOSE OPTIONS, MAY NOT BE SOLD OR OFFERED FOR SALE, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR (II) AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION FOR SUCH SALE, OFFER, TRANSFER, HYPOTHECATION OR OTHER ASSIGNMENT IS AVAILABLE UNDER SUCH ACT AND LAWS. SUCH SECURITIES ARE ALSO SUBJECT TO, AND RESTRICTED BY CERTAIN OF, THE RESPECTIVE PROVISIONS OF THIS STOCK OPTION AGREEMENT.

                      NON-QUALIFIED STOCK OPTION AGREEMENT
                      ------------------------------------

     STOCK OPTION AGREEMENT dated as of October 18, 2000, between ACTV, INC., a Delaware corporation (the "Company"), and JOHN C. WILCOX ("Wilcox").

     WHEREAS, Wilcox was nominated and elected on July 21, 2000 to serve as a Class III member of the Board of Directors of the Company for the remainder of the Class III directors' current term, which current term is scheduled to expire in or about May, 2002; and

     WHEREAS, Wilcox has accepted his foregoing nomination and election and is presently serving as a Class III director of the Company and, in consideration thereof, the Company desires and has been authorized and directed to grant to Wilcox the right and option (the "Option") to purchase Forty Five Thousand (45,000) shares (the "Option Shares") of the common stock (par value $.10 per share) of the Company (the "Common Stock"), on the terms and subject to the conditions hereinafter set forth, including (solely as to the third installment hereunder) the condition that Wilcox shall in fact be re-nominated and re-elected in 2002, and shall thereafter serve, as a director of the Company for at least the first year of the successive term of the Class III directors;

     NOW, THEREFORE, in consideration of the receipt of $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     SECTION 1.  Option to Purchase Common Stock.

          a. Subject to Section 5 hereof, the Company hereby grants to Wilcox the Option to purchase the Option Shares from the Company at a purchase price of $7.00 per Option Share (the "Option Price"), which Option shall vest in three equal annual installments, beginning upon the expiration of the second year of the Class III directors' term, as follows:

               Vesting Date                                No. of Shares Vesting
              --------------                               ---------------------
Upon the expiration in 2001 of the 2nd year of the
current Class III term                                                    15,000

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Upon the expiration in 2002 of the 3rd year of the
current Class III term                                                    15,000

Upon the expiration in 2003 of the 1st year of the
successive Class III term                                                 15,000

In the event that Wilcox's service as a director of the Company shall terminate prior to any such vesting date, Wilcox shall not have the right or option to purchase any part of any installment of Option Shares that would have otherwise vested on or after such termination date. With respect to the Option, the "Option Period" shall commence on the date hereof and shall terminate in its entirety on (and the Option shall thereupon cease to be exercisable, in any respect, from and after) the expiration date in 2005 of the first year of the successive term of the then Class III directors (the "Option Termination Date"), except as herein otherwise provided.

          b. The Option may be exercised by Wilcox's delivering to the Company, at any time on or after the first vesting date hereunder but at least 30 days prior to the Option Termination Date, a written notice (the "Option Notice"), which Option Notice shall state Wilcox's intention to exercise the Option, the date on which Wilcox proposes to purchase the Option Shares (the "Closing Date") and the number of Option Shares to be purchased on the Closing Date, which Closing Date shall be prior to the Option Termination Date and no later than 30 days nor earlier than 10 days following the date of the Option Notice. Upon receipt by the Company of an Option Notice from Wilcox, Wilcox shall be obligated to purchase that number of Option Shares to be purchased on the Closing Date set forth in the Option Notice. Wilcox shall, upon and as a condition of the exercise of this Option in any respect, pay to the Company all taxes that the Company shall be obligated and/or entitled to withhold upon or in connection with such exercise.

          c. The purchase and sale of Option Shares acquired pursuant to the terms of this Option Agreement shall be made on the Closing Date at the offices of the Company. Delivery of the Common Stock certificate or other instrument registered in the name of Wilcox, evidencing the Option Shares being purchased on the Closing Date, shall be made by the Company to the holder of this Option on the Closing Date against the delivery to the Company of a check in the full amount of the aggregate purchase price therefor.

     SECTION 2. Representations and Warranties of Wilcox. Wilcox hereby represents and warrants to the Company as follows:

          a. In the event that Wilcox acquires any Option Shares, such Option Shares will be acquired for his own account, for investment and not with a view to the distribution thereof.

          b. Wilcox understands that the Option Shares are not (and will not be) registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof, that the Option Shares will (in the absence of the registration thereof) bear a restrictive legend thereon upon their issuance, and that they must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or the transaction is exempt from registration.

          c. Wilcox acknowledges and unconditionally accepts that, for federal, state and/or local tax purposes, this Option is a non-qualified stock option, not an "incentive" stock option, and that the Option Shares when and as issued hereunder will not be "incentive" shares but will instead for tax purposes be "non-qualified" shares.

     SECTION 3. Reorganization; Mergers; Sales; Etc. If, at any time during the Option Period, there shall be any capital reorganization, reclassification of Common Stock (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), the consolidation or merger of the Company with or into another corporation or of the sale of all or substantially all the properties and assets of the Company as an entirety to any other corporation or person, the unexercised portion of this Option shall, after such reorganization, reclassification, consolidation, merger or sale, be exercisable for the kind and number of shares of stock or other securities or property of the Company or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold to which Wilcox would have been entitled if Wilcox had held shares of Common Stock issuable upon the exercise hereof immediately prior to such reorganization, reclassification, consolidation, merger or sale. The provisions of this Section 3 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers and sales.

     SECTION 4.  Adjustment of Option Shares and Option Price.

          a. The number of Option Shares subject to this Option during the Option Period shall be cumulative as to all prior dates of calculation and shall be adjusted for any stock dividend, subdivision, split-up or combination of Common Stock.

          b. The Option Price shall be subject to adjustment from time to time as follows:

              (1) If, at any time during the Option Period, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, immediately following the record date fixed for the determination of holders of shares of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Option Price shall be appropriately decreased so that the number of shares of Common Stock issuable upon the exercise hereof shall be increased in proportion to such increase in outstanding shares.

              (2) If, at any time during the Option Period, the number of shares of Common Stock outstanding is decreased by a combination of outstanding shares of Common Stock, then, immediately following the record date for such combination, the Option Price shall be appropriately increased so that the number of shares of Common Stock issuable upon the exercise hereof shall be decreased in proportion to such decrease in outstanding shares.

     SECTION 5.  Termination of Option.

          a.  Termination of Option in General. Subject to subsections (b) - (c)
              ---------------------------------
of this Section, the Option granted hereby shall terminate on the earlier of the Option Termination Date or 30 days after the date of cessation or termination (without any non-renewal) of Wilcox's services as a director of the Company, except in the case of disability or death.

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          b.  Option Rights Upon Disability. In the event that Wilcox shall
              ------------------------------
become disabled while he is serving as a director of the Company, the Option granted hereby shall terminate on the earlier of the Option Termination Date or 90 days after the date of disability; provided, that the Board of Directors of the Company may, in its sole discretion, allow the Option to be exercised at any date prior to the Option Termination Date (without regard to the date of disability), but only to the extent that Wilcox was entitled to exercise the Option at the date of his disability.

          c.  Option Rights Upon Death. In the event that Wilcox shall die while
              -------------------------
he is a director of the Company (or within 30 days after the termination of his services as a director of the Company), the Option granted hereby shall terminate on the earlier of the Option Termination Date or one year after the date of death, and shall theretofore be exercisable only (i) by Wilcox's estate or on behalf of such person or persons to whom Wilcox's rights pass under his Will or by the laws of descent and distribution and (ii) only to the extent that Wilcox was entitled to exercise the Option at the date of his death.

     SECTION 6. Transfer of Option; Successors And Assigns. This Agreement (including the Option) and all rights hereunder shall not be transferable at any time without the prior written consent of the Company. This Agreement and all of the rights hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and transferees.

     SECTION 7. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to the Company, to:

          ACTV, Inc.
          1270 Avenue of the Americas - Suite 2401
          New York, New York  10020
          Attention:  Day L. Patterson,
                      SVP/General Counsel

     If to Wilcox, to:

            John C. Wilcox, Esq.
            580 West End Avenue
            New York, NY 10024

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. If mailed as aforesaid, any such communication shall be deemed to have been given on the third business day following the day on which the piece of mail containing such communication is posted.

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     SECTION 8.  Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previously written or oral negotiations, commitments, representations and agreements.

     SECTION 9. Amendments and Modifications. This Agreement, or any provision hereof, may not be amended, changed or modified without the prior written consent of each of the parties hereto.

     SECTION 11. Acknowledgment. Wilcox expressly acknowledges and agrees that neither the Company nor any director, officer or shareholder thereof has made any representation, warranty, promise or commitment to Wilcox regarding the nomination or election of Wilcox to a new term as a director of the Company (whether with respect to the 2002-2005 Class III term or otherwise). Wilcox further acknowledges and agrees that this Option shall become and be void in the event that, for any reason, Wilcox shall fail or refuse to fulfill his obligations as a director of the Company or be removed as a director of the Company for good cause.

     SECTION 10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the laws of such State governing conflicts of laws.


     IN WITNESS WHEREOF, the parties hereto have caused this Option Agreement to be executed and delivered as of the date first above written.

                                            ACTV, INC.


                                            By: /s/ Day L. Patterson
                                                --------------------------------
                                                   Day L. Patterson,
                                                   Sr. Vice President
                                                   and General Counsel


                                            /s/ John C. Wilcox
                                            ------------------------------------
                                            JOHN C. WILCOX